Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made as of this 12th day of October, 2005 by and between IA Global, Inc., an Delaware corporation (“Company”), and Mark Scott (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated January 12, 2004 (the “Employment Agreement”);

WHEREAS, the Company and Executive amended the Employment Agreement on November 19, 2004; and

WHEREAS, the Company and Executive amended the Employment Agreement on May 16, 2005.

NOW THEREFORE, in consideration of the mutual covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, each intending to be legally bound, agree to amend the Employment Agreement as follows:

1. TERM

Section 1 is amended in its entirety to read as follows:

The term of employment (“Term”) shall commence as of October 12, 2005 and shall expire on the 3rd anniversary thereof, unless sooner terminated as set forth in Section 5 below.

2. DUTIES

Section 2 is amended in its entirety to read as follows:

Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ Executive as President and CFO of the Company. Executive agrees to serve as President and CFO of the Company and to perform such duties in and consistent with that office as may reasonably be assigned to him by the Company’s Board of Directors.

Executive agrees to devote his best effort and skill to the business of the Company except for periods of vacation and absences made necessary because of illness, authorized leaves of absence and holidays and to promote the Company’s best interests during the Term. The Company acknowledges that it is and has long been its policy to encourage its employees, including its officers, to participate, to a material extent, in civic, charitable, community and political activities, and the Company agrees that continued participation by Executive in such activities on a basis and to an extent consistent with his prior participation is consistent with his obligations under this Agreement.

3. COMPENSATION AND BENEFITS

Section 3(a) of the Employment Agreement is hereby amended in its entirety to read as follow:

(a)          Base Compensation. Executive shall receive Base Compensation from the Company at an annual rate of $183,000 beginning August 1, 2005. Executive’s Base Compensation may be reviewed at least annually and as a result of such review, may be increased.

4. ADDITIONAL COMPENSATION

Section 4(b) is amended in its entirety to read as follows:

(b)	Bonus Program. Executive shall be entitled to a bonus in 2005 as follows:
$5,000-10,000 General performance as evaluated by the Compensation Committee.

$10,000 Achieving profitability for 2005 or for 3 out of 4 quarters, prior to one time charges (legal, m&a, etc).

$10,000 Fund raising of $2,000,000 or an increase of shareholder equity by equal value through M&A deal.

$10,000 Fund raising of $5,000,000 or an increase of shareholder equity by equal value through M&A deal.

$20,000 Completion of Registration Statements and other projects as evaluated by the Compensation Committee.

Bonuses are to be paid as targets are achieved.

5. TERMINATION OF EMPLOYMENT

Termination for Cause. Except for any Badner legal claim against the Company or Executive, the Company shall have the right to terminate Executive’s employment with the Company for cause. For purposes of this Agreement, “cause” shall mean the following:

(i) Executive’s engagement, during the performance of Executive’s duties hereunder, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) Executive’s conviction of a felony; (iii) Executive’s violation or breach of any material provision of this Agreement; (iv) Executive’s unreasonable failure or refusal to perform his duties as the Company reasonably requires or to abide by the Company’s policies for the operation of its business and the continuation thereof after the receipt by Executive of written notice from the Company or (v) the Executive’s gross negligence resulting in substantial economic loss or damage to Company or its reputation.

(a)          Termination by Executive. Executive shall have the right, at any time during the term of this Agreement, and for any reason, to terminate his employment with the Company upon giving nine months written Notice of Termination as set forth below to the Company.

(b)          Compensation in the Event of Termination for Cause or by Executive. If Executive’s employment with the Company is terminated by the Company for cause, or if Executive’s employment with the Company is terminated by Executive, then (i) the Base Compensation provided for in Section 3 shall cease to accrue as of the date of termination of Executive’s employment with the Company (“Termination Date”) specified in the Notice of Termination as set forth below; (ii) the Company shall pay to Executive any compensation payable in the amount, at the time and in the manner set forth in Sections 3 and 4; and (iii) Executive and his dependents shall cease to participate in the benefit plans and programs, as provided for in Section 3, as of the Termination Date specified in the Notice of Termination. Any benefits payable under insurance or health plans as a result of Executive’s participation in such plans through the Termination Date shall be paid when due under those plans.

(c)          Disability. The Company shall have the right to terminate Executive’s employment effective after the determination that Executive is unable to work due to a Disability. If Executive’s employment is terminated pursuant to this Section 5(c), then: (i) the Base Compensation provided for in Section 3 shall cease to accrue as of the Termination Date specified in the Notice of Termination as set forth below; (ii) the Company shall pay to Executive any compensation payable in the amount, at the time and in the manner set forth in Sections 3 and 4, to the extent earned notwithstanding such termination; and (iii) at the option of Executive, Executive and his dependents may continue to participate in the benefit plans as provided for in Section 3 to the extent Executive and his dependents are eligible to participate in such benefit plans pursuant to the terms of such benefit plans. Any benefits payable under insurance and health plans as a result of Executive’s participation in such plans through the Termination Date shall be paid when due under those plans. Following the Termination Date, the Company is not obligated to provide Executive or his dependents the benefits provided for in Section 3 in the event that Executive or his dependents are not eligible for participation in such plans pursuant to the terms of such plans due to the termination of Executive’s employment with the Company or for any other reason.

For purposes of this Agreement, “Disability” shall mean a physical or mental disability, as determined by an independent physician selected by the Company, that renders Executive incapable of performing his duties under this Agreement for 180 days or more within any 365-day period, of which at least 90 days are consecutive. The Termination Date pursuant to this Section 5(c) shall be no earlier than the date of the first day following the 180-day period described in this paragraph.

(d)          Death. If Executive dies during the term of this Agreement, the Company shall (i) pay Executive’s Base Compensation for the period ending on the date of his death to his Beneficiary; and (ii) pay to Executive’s Beneficiary any compensation payable in the amount, at the time and in the manner set forth in Sections 3 and 4, to the extent earned notwithstanding Executive’s death. Executive’s dependents may continue to participate in the benefit plans as provided for in Section 3 to the extent Executive’s dependents are eligible to participate in such benefit plans pursuant to the terms of such benefit plans. Following the Termination Date, the Company is not obligated to provide Executive’s dependents the benefits provided for in Section 3 in the event that Executive’s dependents are not eligible for participation in such plans pursuant to the terms of such plans due to the termination of Executive’s employment with the Company or for any other reason.

For purposes of this Agreement, Executive’s “Beneficiary” shall be the personal representative of Executive’s estate or if no such representative shall be appointed within six months after the date of Executive’s death, Executive’s heirs under the laws of descent and distribution in effect in the state in which Executive is domiciled at the date of his death.

(e)          Termination Without Cause. The Company shall have the right to terminate Executive’s employment with the Company without cause. If Executive’s employment with the Company is terminated without cause, then (i) the Company shall pay Executive nine months of the Executive’s annual Base Compensation in lump sum provided for in Section 3 as amended; (ii) the Base Compensation provided for in Section 3 shall cease to accrue as of the Termination Date specified in the Notice of Termination set forth below; (iii) the Company shall pay to Executive any compensation payable in the amount, at the time and in the manner set forth in Sections 3 and 4; and (iv) Executive and his dependents shall cease to participate in the benefit plans and programs, as provided for in Section 3, as of the Termination Date specified in the Notice of Termination. Any benefits payable under insurance or health plans as a result of Executive’s participation in such plans through the Termination Date shall be paid when due under those plans.

(f)           Notice of Termination. Any termination of Executive’s employment with the Company pursuant to this Section 5 (except in the circumstances of Executive’s death) shall be communicated by a written notice of termination by the terminating party to the other party (“Notice of Termination”) and shall indicate the Termination Date. The Notice of Termination by the Company for termination for cause shall indicate the specific provisions of this Agreement relied upon and shall set forth the reason for such termination.

(g)          Survival of Obligations Provided for in Section 6. If Executive’s employment with the Company is terminated for any reason, Executive’s obligations, duties and responsibilities, as provided for in Section 6 (Confidentiality) shall survive the termination of Executive’s employment and shall continue as set forth therein.

8. ENTIRE AGREEMENT; AMENDMENT

This October 12, 2005 Amendment to Employment Agreement, the November 19, 2004 Amendment to Employment Agreement, the January 12, 2004 Employment Agreement and the May 16, 2005 Amendment to Employment Agreement represent the entire agreement of the Company and Executive with respect to the matters set forth herein. Except as expressly amended by these amendments to Employment Agreement, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first set forth above.

IA Global, Inc. /s/ Raymond Christinson
Raymond Christinson, Chairman of Compensation Committee

/s/ Mark Scott Mark Scott, Executive